EXHIBIT 16.1

Your Vision Our Focus

October 25, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of 1606 Corp. Form 8-K dated October 21, 2024, and have the following comments:

1.	We agree with the statements made in the first through eighth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the ninth paragraph.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS